Exhibit 10.54

THE DUN & BRADSTREET CORPORATION

2009 STOCK INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD

February 11, 2010

This RESTRICTED STOCK UNIT AWARD (this “Award”) is being granted to Steven W. Alesio (the “Participant”) as of this 11th day of February, 2010 (the “Award Date”) by THE DUN & BRADSTREET CORPORATION (the “Company”) pursuant to THE DUN & BRADSTREET CORPORATION 2009 STOCK INCENTIVE PLAN (the “Plan”). Capitalized terms not defined in this Award have the meanings ascribed to them in the Plan.

1. Grant of Restricted Stock Units. The Company hereby awards to the Participant pursuant to the Plan 23,748 restricted stock units (“RSUs”). Each RSU constitutes an unfunded and unsecured promise of the Company to deliver (or cause to be delivered) to the Participant, subject to the terms of this Award and the Plan (collectively, the “Plan Documents”), one share of the Company’s common stock, par value $.01 (“Share”) on the delivery date as provided herein. Until delivery of the Shares, the Participant has only the rights of a general unsecured creditor of the Company, and no rights as a shareholder of the Company.

2. Vesting. Subject to Sections 3, 4 and 8 below, the restrictions on the applicable percentage of the RSUs shall lapse and such percentage of the RSUs shall vest on each “Vesting Date” set forth in the following schedule provided the Participant remains in the continuous active employ of the Company or its Affiliates during the period commencing on the Award Date and through and including June 30, 2010:

Vesting Date	Percentage of RSUs Vested	# of RSUs Vested
February 11, 2011	20%	4,749
February 11, 2012	30%	7,125
February 11, 2013	50%	11,874

Subject to Section 8 below, the Company may cause such number of RSUs to vest as may be necessary to satisfy any Tax-Related Items (as defined in Section 8 below) that may arise before the Vesting Dates.

3. Termination of Employment Before June 30, 2010. If the Participant’s employment with the Company and its Affiliates terminates for any reason, other than a termination made by the Company without Cause (as defined in that certain Employment Agreement dated as of December 31, 2004, as amended, by and between the Company and Participant), prior to June 30, 2010, the Participant shall forfeit all rights to and interests in the RSUs. If the Participant’s employment with the Company and its Affiliates is terminated by the Company without Cause prior to June 30, 2010, the Participant’s rights under this Award shall continue as if such employment terminated on or after June 30, 2010, pursuant to Section 4 of this Award.

4. Termination of Employment On or After June 30, 2010. The termination of Participant’s employment with the Company or one of its Affiliates on or after June 30, 2010 shall not affect the vesting of any unvested RSUs, which shall continue to vest pursuant to the Vesting Dates in Section 2 in the event of any such employment termination. If on or after June 30, 2010 the participant dies or becomes disabled, any unvested RSUs shall become fully vested as of the date of such event. “Disability” for purposes of this Award shall mean that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

5. Voting. The Participant will not have any rights of a shareholder of the Company with respect to RSUs until delivery of the underlying Shares.

6. Dividend Equivalents. Unless the Committee determines otherwise, in the event that a dividend is paid on Shares, an amount equal to such dividend shall be credited for the benefit of the Participant based on the number of RSUs credited to the Participant as of the dividend record date, and such credited dividend amount shall be in the form of an additional number of RSUs (which may include fractional RSUs) based on the Fair Market Value of a Share on the dividend payment date. The additional RSUs credited in connection with a dividend will be subject to the same restrictions as the RSUs in respect of which the dividend was paid, including, without limitation, the provisions governing the time and form of payment applicable to the associated RSUs.

7. Transfer Restrictions. The RSUs are non-transferable and may not be assigned, pledged or hypothecated and shall not be subject to execution, attachment or similar process. Upon any attempt to effect any such disposition, or upon the levy of any such process, the unvested RSUs shall immediately be forfeited.

8. Withholding Taxes. a) Regardless of any action the Company or the Participant’s employer (the “Employer”) takes with respect to any or all income tax, social insurance, payroll tax or other tax-related items related to the Participant’s participation in the Plan (“Tax-Related Items”), the Participant acknowledges that the ultimate liability for all Tax-Related Items legally due by the Participant is and remains the Participant’s responsibility and may exceed the amount actually withheld by the Company or the Employer. The Company or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the RSU grant, including the grant, vesting or settlement of the RSU, the subsequent sale of Shares acquired and the receipt of any dividend equivalents or dividends; and (2) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the RSU to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Participant has become subject to tax in more than one jurisdiction between the Award Date and the date of any relevant taxable event, the Company or Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

b) Notwithstanding anything to the contrary contained in this Award, it is a condition to the obligation of the Company to issue and deliver the Shares that the Participant shall pay or make adequate arrangements satisfactory to the Company or the Employer to satisfy all withholding of Tax-Related Items of the Company or the Employer. In this regard, the Participant authorizes the Company or the Employer, or their respective agents, at their discretion, to withhold all applicable Tax-Related Items by one or a combination of the following: (1) withholding from a payment of cash from the Participant, (2) withholding from the Participant’s wages or other cash compensation paid to the Participant by the Company or the Employer, (3) from proceeds of the sale of the Shares, either through a voluntary sale or through a mandatory sale arranged by the Company (on the Participant’s behalf pursuant to this authorization), or (4) withholding from Shares to be issued upon vesting of the RSU. Anything in this Section 8 to the contrary notwithstanding, the right of the Company or the Employer to withhold any Tax-Related Items for any portion of the Award that is considered deferred compensation subject to Section 409A shall be limited to the minimum amount permitted to avoid a prohibited acceleration under Section 409A.

c) To avoid negative accounting treatment, the Company may withhold or account for Tax-Related Items (including withholding pursuant to applicable tax equalization policies of the Company or its Affiliates) by considering applicable minimum statutory withholding amounts or other applicable withholding rates. If the Company withholds in shares, it may deduct from the total number of Shares that have become vested that number of Shares having a Fair Market Value equal to the applicable amount of withholding taxes due.

d) Finally, the Participant shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold as a result of the Participant’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares if the Participant fails to comply with the Participant’s obligations in connection with the Tax-Related Items as described in this section.

9. Change in Control. If there is a Change in Control of the Company, any unvested RSUs shall become fully vested as of the date of the Change in Control.

10. Delivery of Shares. RSUs shall be settled on (a) the Vesting Date or, (b) if applicable, the earliest vesting event contemplated under (i) Section 4 in connection with the Participant’s death or disability or (ii) Section 9 in connection with a Change in Control; provided, however, that if the Change in Control is not a “change in control event” within the meaning of Section 409A, the RSUs shall become fully vested, but the Shares shall be delivered on the earliest of the Vesting Date, the Participant’s death or Disability. Until the Company determines otherwise, delivery of Shares on each applicable Vesting Date or vesting event will be administered by the Company’s transfer agent or an independent third-party broker selected from time to time by the Company.

11. Change in Capital Structure. The terms of this Award, including the number of RSUs, shall be adjusted in accordance with Section 13 of the Plan as the Committee determines is equitably required in the event the Company effects one or more stock dividends, stock split-ups, subdivisions or consolidations of Shares or other similar changes in capitalization.

12. Detrimental Conduct Agreement. The obligations of the Company under this Award are subject to the Participant’s timely execution, delivery and compliance with the Detrimental Conduct Agreement in the form provided by the Company to the Participant. The Company shall provide the Detrimental Conduct Agreement to the Participant within 30 days of the date it delivers this Agreement and in a manner determined by the Company, including electronically.

13. Section 409A. This Award is intended to comply with Section 409A and the Treasury Regulations relating thereto so as not to subject the Participant to the payment of additional taxes and interest under Section 409A. In furtherance of this intent, this Agreement will be interpreted, operated, and administered in a manner consistent with these intentions. The Committee may modify the terms of the Plan Documents, without the consent of the Participant, beneficiary or such other person, in the manner that the Committee may reasonably and in good faith determine to be necessary or advisable in order to comply with Section 409A and to avoid the imposition of any penalty tax or other adverse tax consequences under Section 409A. This Section 13 does not create an obligation on the part of the Company to modify the Plan Documents and does not guarantee that the RSUs will not be subject to taxes, interest and penalties or any other adverse tax consequences under Section 409A.

14. Entire Agreement. The Plan is incorporated herein by reference and a copy of the Plan can be requested from the Corporate Secretary Department, The Dun & Bradstreet Corporation, 103 JFK Parkway, Short Hills, New Jersey 07078. The Plan Documents constitute the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersede all prior understandings and agreements with respect to such subject matter. To the extent any provision of this Award is inconsistent or in conflict with any term or provision of the Plan, the Plan shall govern. Any action taken or decision made by the Committee arising out of or in connection with the construction, administration, interpretation or effect of this Award shall be within its sole and absolute discretion and shall be final, conclusive and binding on the Participant and all persons claiming under or through the Participant.

15. No Rights to Continued Employment. Nothing contained in the Plan or this Agreement shall give the Participant any right to be retained in the employment of the Company or its Affiliates or affect the right of any such employer to terminate the Participant. The adoption and maintenance of the Plan shall not constitute an inducement to, or condition of, the employment of any Participant. The Plan is a discretionary plan, and participation by the Participant is purely voluntary. Participation in the Plan with respect to this award shall not entitle the Participant to participate with respect to any other award. Any payment or benefit paid to the Participant with respect to this Award shall not be considered to be part of the Participant’s “salary,” and thus, shall not be taken into account for purposes of determining the Participant’s termination indemnity, severance pay, retirement or pension payment, or any other employee benefits, except to the extent required under applicable law.

16. Successors and Assigns. This Award shall be binding upon and inure to the benefit of all successors and assigns of the Company and the Participant, including without limitation, the estate of the Participant and the executor, administrator or trustee of such estate or any receiver or trustee in bankruptcy or representative of the Participant’s creditors.

17. Severability. The terms or conditions of this Award shall be deemed severable and the invalidity or unenforceability of any term or condition hereof shall not affect the validity or enforceability of the other terms and conditions set forth herein.

18. Governing Law. This Award shall be governed by the laws of the State of New Jersey, U.S.A., without regard to choice of laws principles thereof.

IN WITNESS WHEREOF, this Restricted Stock Unit Award has been duly executed as of the date first written above.

THE DUN & BRADSTREET CORPORATION

By:	/s/ Patricia A. Clifford
Patricia A. Clifford
Leader, Winning Culture